Exhibit 99.2

News release

Contact: Cris Oehler
Office 218-739-8297 Home 218-842-5579 Cell 218-531-0099

Otter Tail Power Company requests rate review in North Dakota

Current base rates established almost a decade ago

Fergus Falls, MN, November 1, 2017: Tomorrow Otter Tail Power Company will file a request with the North Dakota Public Service Commission (NDPSC) to increase its rates. The filing starts a nearly year-long process, often referred to as a rate case, during which the NDPSC first reviews the costs the company incurs to provide customers with energy and related services and then determines how much customers should pay for those services.

“While we’ve been diligent in managing expenses and selecting low-cost options to meet customer needs, the cost of providing service is more than we’re able to recover through our current base rates, which went into effect almost a decade ago,” said Otter Tail Power Company President Tim Rogelstad.

Stronger, cleaner infrastructure, smarter technologies, and rising costs drive decision

“As the second smallest investor-owned utility in the country, our size gives us unique perspective into the small, rural communities we serve,” said Rogelstad. “With those communities and customers in mind, we’ve made smart, innovative business decisions to ensure the price they pay for reliable energy and top-notch customer service will continue to be among the lowest in the country.”

Part of the company’s request was driven by its investments in required environmental technologies at its coal-fired Big Stone Plant and improved transmission infrastructure. “The environmental technologies at Big Stone Plant will allow us to continue using this baseload resource well into the future,” said Rogelstad. “And our transmission projects are efficiently moving energy produced in this region and improving reliability of the energy grid.”

According to Rogelstad, the company also is in the process of developing and implementing a new Customer Information System. “The new system will allow us to provide customers more for their energy dollar,” said Rogelstad. The company expects to launch the system next year.

Otter Tail Power Company’s current rates were established in 2009 based on 2007 costs. “The costs we incur to provide customers with energy and related services—like most costs—have increased. It’s time for the NDPSC to review them again,” said Rogelstad.

Typical residential customer’s monthly bill would increase approximately $11.50

Otter Tail Power Company requested permission to increase non-fuel base rates by approximately $13.1 million, or 8.7 percent. If the NDPSC approves the overall request as filed, a typical residential customer’s bill would increase by approximately $11.50 a month and a typical business customer’s bill would increase by approximately $22 a month. The increase would be more for some customers and less for others, depending on the rates on which they’re served and the amount of energy they use.

While the NDPSC considers Otter Tail Power Company’s overall request, the company has asked to increase rates on an interim basis by approximately $12.8 million. The interim request would be billed uniformly to customers and applies only to base rates. Cost-recovery riders would continue at adjusted rates until the implementation of final rates. If approved, the interim increase would be effective January 1, 2018. It would remain in effect until the NDPSC makes a final determination on the company’s overall request, which Otter Tail Power Company expects would be in 2018. If final rates are lower than interim rates, the company will refund customers the difference with interest. If final rates are higher than interim rates, the company won’t collect the difference.

“We’ve made it almost a decade without raising North Dakota customers’ base rates—and we’re proud of that,” said Rogelstad.

Customer notification

Customers will receive printed information with their electric service statements starting in November showing the requested overall rate increase and example monthly bill impacts for various customer types.

The NDPSC will hold public meetings related to the request and will post the meeting schedule on its website after that schedule is determined. Otter Tail Power Company also will post the meeting schedule on its website.

Otter Tail Power Company, a subsidiary of Otter Tail Corporation (NASDAQ Global Select Market: OTTR), is headquartered in Fergus Falls, Minnesota. With a balanced commitment to environmental, economic, and community stewardship, the company provides electricity and energy services to more than a quarter million people in Minnesota, North Dakota, and South Dakota. To learn more about Otter Tail Power Company visit otpco.com. To learn more about Otter Tail Corporation visit ottertail.com.

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